EXHIBIT 4.5

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

October 10, 2007

To: Rayonier TRS Holdings Inc.

50 North Laura Street

Jacksonville, FL 32202

Re: Convertible Bond Hedge Transaction

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Rayonier TRS Holdings Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of October 16, 2007 among Counterparty, Rayonier Inc. (“Parent”), as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”) relating to the USD250,000,000 principal amount of 3.75% Senior Exchangeable Notes due 2012 (the “Exchangeable Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Exchangeable Notes is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule and with the elections and modifications specified in Section 9 hereof).

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

1. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October 10, 2007

Effective Date:	October 16, 2007

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Parent, no par value (Ticker Symbol: “RYN”).

Number of Options:	The number of Exchangeable Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Exchangeable Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 3 of the Purchase Agreement dated as of October 10, 2007 among Counterparty, Parent and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers party thereto (the “Purchase Agreement”) by the number of Exchangeable Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Exchangeable Notes, the “Additional Exchangeable Notes”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Exchange Rate” (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to Sections 4.1(c) or 4.9 of the Indenture) as of such date; provided that the foregoing shall in no way limit or reduce Dealer’s obligations to Counterparty under the section hereof entitled “Delivery Obligation” (including, for the avoidance of doubt, the second proviso thereof).

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	35%

Premium:	USD9,765,000 (Premium per Option USD39.06); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Exchangeable Notes.

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Exchange Date.

Exchange Date:	Each “Exchange Date” (as defined in the Indenture) occurring during the Exercise Period for Exchangeable Notes (such Exchangeable Notes, each in denominations of USD1,000 principal amount, the “Relevant Exchangeable Notes” for such Exchange Date).

Exercise Period:	The period from and including the Effective Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Exchangeable Notes remain outstanding and (ii) the second “Business Day” (as defined in the Indenture) immediately preceding the “Final Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as provided under “Automatic Exercise on Exchange Dates”.

Minimum Number of Options:	Zero.

Maximum Number of Options:	Number of Options.

Integral Multiple:	Not Applicable.

Automatic Exercise on Exchange Dates:	Notwithstanding anything to the contrary in the Equity Definitions, on each Exchange Date, a number of Options equal to the number of Relevant Exchangeable Notes for such Exchange Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder, the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the first “Trading

Day” (as defined in the Indenture) of the relevant “Exchange Reference Period” (as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the exchange of any Relevant Exchangeable Notes for any Exchange Date occurring during the period starting on the 22nd Scheduled Trading Day immediately preceding the Final Maturity Date (the “Final Exchange Period”), the Notice Deadline shall be the New York Business Day immediately following such Exchange Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Exchangeable Notes for the related Exchange Date, (iii) the “Cash Percentage” (as defined in the Indenture), if any, for such Relevant Exchangeable Notes, and (iv) the first scheduled Trading Day of the Exchange Reference Period for such Relevant Exchangeable Notes; provided that in the case of any exercise of Options hereunder in connection with the exchange of any Relevant Exchangeable Notes for any Exchange Date occurring during the Final Exchange Period, Counterparty shall notify Dealer in writing of the information described in clause (iii) above prior to 5:00 PM, New York City time, on the Scheduled Trading Day immediately preceding the first Trading Day of the relevant Exchange Reference Period and the content of the notice delivered on the Notice Deadline shall be as set forth in clause (i) above. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a Cash Percentage with respect to the Exchangeable Notes.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of
Giving Notice:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No: (212) 622-5814
Facsimile No: (212) 622-8534

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares and/or cash to be delivered in respect of the Relevant Exchangeable Notes for the relevant Exchange Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following the final day of the Exchange Reference Period for such Relevant Exchangeable Notes, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date a number of Shares and/or an amount of cash equal to the product of (x) the Applicable Percentage and (y) the aggregate number of Shares and/or amount of cash, if any, that Counterparty is obligated to deliver to the holder(s) of the Relevant Exchangeable Notes for such Exchange Date pursuant to Sections 4.13(b)(ii) or (d) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any fractional shares pursuant to Section 4.3 of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding (such Shares and/or cash, collectively, the “Exchangeable Obligation”); provided that the Exchangeable Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Exchangeable Notes as a direct or indirect result of any adjustments to the Exchange Rate pursuant to Sections 4.1(c) or 4.9 of the Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Exchangeable Notes for such Exchange Date; and provided further that if such exercise relates to the exchange of Relevant Exchangeable Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Exchange Rate set forth in Section 4.1(c) of the Indenture, then, notwithstanding the foregoing or anything else to the contrary contained herein, the Delivery Obligation shall include such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the “Daily VWAP” (as defined in the Indenture) on the last day of the relevant Exchange Reference Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Exchange Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 4.1(c) of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(c) of this Confirmation). For the avoidance of doubt, if the “Daily Exchange Value” (as defined in the Indenture) for each of the Trading Days occurring in the relevant Exchange Reference Period is less than or equal to USD50, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Exchange Reference Period), Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the relevant Exchangeable Obligation; provided that, with respect to any Exercise Date occurring during the Final Exchange Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or cash comprising the Exchangeable Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is a subsidiary of the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of any event or condition set forth in paragraphs (a), (b), (c), (d) or (e) of Section 4.6 of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any transaction that could reasonably be expected to give rise to an adjustment of the Exchange Rate pursuant to Section 4.6 of the Indenture (such transaction, an “Adjustment Event”), Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Relevant Exchangeable Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions (which shall not apply for the purposes hereof), a “Merger Event” means the occurrence of any event or condition set forth in Section 4.11 or Article VII of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional Shares as set forth in Sections 4.1(c) or 4.9 of the Indenture; and provided further that the foregoing shall in no way limit or reduce Dealer’s obligations to Counterparty under the section hereof entitled “Delivery Obligation” (including, for the avoidance of doubt, the second proviso thereof).

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by deleting “(X)” and “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Not Applicable

(d) Increased Cost of Hedging:	Not Applicable

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Calculation Agent:	Dealer. The Calculation Agent will provide Counterparty with reasonable detail concerning its calculations hereunder (including any assumptions used in making such calculations) upon request.

3.	Account Details:

Dealer Payment Instructions:

JPMorgan Chase Bank, National Association, New York

ABA: 021 000 021

Favour: JPMorgan Chase Bank, National Association – London

A/C: 0010962009 CHASUS33

Account for delivery of Shares:

DTC 0060

Counterparty Payment Instructions:

To be provided by Counterparty.

4.	Offices:

The Office of Dealer for the Transaction is:

JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

The Office of Counterparty for the Transaction is:

50 North Laura Street, Jacksonville, FL 32202

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

To:	Rayonier TRS Holdings Inc.
50 North Laura Street
Jacksonville, Florida 32202
Attn:	Carl E. Kraus
Telephone:	(904) 357-9100
Facsimile:	(904) 598-2271
With a copy to:

Attn:	Michael R. Herman
Facsimile:	(904) 598-2250

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association

277 Park Avenue, 11th Floor

New York, NY 10172

Attention: Eric Stefanik

Title: Operations Analyst

EDG Corporate Marketing

Telephone No: (212) 622-5814

Facsimile No: (212) 622-8534

6.	Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty, Parent and their respective officers and directors is aware of any material nonpublic information regarding Counterparty, Parent or the Shares and (B) all reports and other documents filed by Parent with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date, neither Parent nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) of Parent shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty and Parent acknowledge that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty and Parent shall each deliver to Dealer a resolution of its board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi) Neither Counterparty nor Parent is entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii) Neither Counterparty nor Parent is, and after giving effect to the transactions contemplated hereby neither Counterparty nor Parent will be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty and Parent is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty and Parent would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(ix) The representations and warranties of Counterparty and Parent set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement are true and correct as of the Trade Date, the Effective Date and the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in paragraphs (i), (ii) and (iii) (but not with respect to applicable law) of Section 3(a) of the Agreement.

7.	[Intentionally Omitted].

8.	Other Provisions:

(a) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b) Additional Termination Events. The occurrence of an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Exchangeable Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Exchangeable Notes (including changes to the exchange price, exchange settlement dates or exchange conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Exchangeable Notes to amend, in each case without the prior consent of Dealer.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency, or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the subsidiary of the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of a nationally recognized outside legal counsel, the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty and Parent shall, at Counterparty’s election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty and Parent reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Parent customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Daily VWAP on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase Notices. Counterparty or Parent shall, on any day on which Counterparty or Parent effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 7.0% (or 1.0% lower than any lower percentage that could reasonably be expected to trigger any ownership limitation contained in Parent’s articles of incorporation intended to preserve Parent’s status as a Real Estate Investment Trust (a “REIT Ownership Provision”) with respect to Dealer) and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty or Parent fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any of its affiliates or (ii) any third party, in each case, with a rating for its long term, unsecured and unsubordinated indebtedness of A or better by Standard & Poor’s Ratings Service or its successor (“S&P”) and A2 or better by Moody’s Investors Service or its successor (“Moody’s”); provided further that at any time at which the Equity Percentage exceeds 8.0% (or 1.0% lower than any lower percentage that could reasonably be expected to trigger a REIT Ownership Provision with respect to Dealer) (an “Excess Ownership Position”), if Dealer is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. Notwithstanding the foregoing, Dealer acknowledges that its Equity Percentage on and immediately after the Effective Date may be in excess of 8.0% and Dealer hereby agrees that it will not designate an Early Termination Date due to its initial Equity Percentage arising on and immediately after the Effective Date as a result of entering into the Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act (collectively, “Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day (or, if larger, Dealer Group’s ownership as defined for purposes of any REIT Ownership Provision with respect to Dealer) and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the date that follows such Nominal Settlement Date by 20 VWAP Trading Days, but not prior to the relevant Exchange Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(k) Early Unwind. In the event the sale by Counterparty of the Exchangeable Notes is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on October 16, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than October 26, 2007) (October 16, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by the Initial Purchasers, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(l) Netting and Set-off. Each of Dealer and Counterparty shall not net or set-off its obligations under the Transaction, if any, against its rights against the other party under any other transaction or instrument. Section 6(f) of the Agreement shall not apply.

(m) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OR ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(n) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(o) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q) Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Dealer (“JPMSI”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

9.	ISDA Master Agreement:

With respect to the Agreement, Counterparty and Dealer agree as follows:

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” means in relation to Dealer for the purpose of:

Section 5(a)(v) (Default under Specified Transaction) :	Not Applicable
Section 5(a)(vi) (Cross Default):	Not Applicable
Section 5(a)(vii) (Bankruptcy):	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

and in relation to Counterparty for the purpose of:

Section 5(a)(v) (Default under Specified Transaction) :	Not Applicable
Section 5(a)(vi) (Cross Default)	Not Applicable
Section 5(a)(vii) (Bankruptcy)	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will apply to Dealer and will not apply to Counterparty.

If such provisions apply:

“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

“Threshold Amount” means, with respect to Dealer, an amount equal to the greater of (i) three percent (3%) of the shareholders’ equity of Dealer determined in accordance with generally accepted accounting principles in Dealer’s country of incorporation or organization, consistently applied, as at the end of Dealer’s most recently completed fiscal year and (ii) USD100,000,000; and with respect to Counterparty, not applicable.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Dealer and will not apply to Counterparty. The creditworthiness of the resulting, surviving or transferee entity shall not be considered materially weaker than that of Dealer so long as the rating of the long term unsecured and unsubordinated indebtedness of such resulting, surviving or transferee entity is A or better by S&P and A2 or better by Moody’s.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Dealer or Counterparty.

(f) Force Majeure Event. Notwithstanding anything to the contrary contained in the Agreement, Section 5(b)(ii) of the Agreement shall not apply and, for the avoidance of doubt, a Force Majeure Event shall not constitute a Termination Event with respect to Counterparty or Dealer.

(g) “Termination Currency” means United States Dollars.

(h) Events of Default. To the extent that Counterparty has fully satisfied its obligation to pay the Premium (including any additional Premium) under this Transaction to Dealer, the following Events of Default will not apply:

(i)	with respect to Counterparty only, Section 5(a)(iii) (Credit Support Default);

(ii)	with respect to Counterparty only, Section 5(a)(vii)(2), (5), (6), (7), (8) and (9); and

(iii)	with respect to Dealer and Counterparty, Section 5(a)(v) (Default under Specified Transaction).

(i) Failure to Pay or Deliver Event of Default. Section 5(a)(i) of the Agreement is hereby amended by changing the word “first” wherever it appears therein to “third”.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are: none

(b)	Other Documents to be delivered are:

PARTY REQUIRED TO DELIVER DOCUMENT	FORM/DOCUMENT/ CERTIFICATE	DATE BY WHICH TO BE DELIVERED	COVERED BY SECTION 3(d) REPRESENTATION
Counterparty	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Confirmation	Effective Date	Yes

Dealer and Counterparty	Certificate of authority and specimen signatures of individuals executing this Confirmation	Effective Date	Yes

PART 4

MISCELLANEOUS

(a)	Offices. The provisions of Section 10(a) will apply to the Agreement.

(b)	Fully Paid Transactions. The condition precedent in Section 2(a)(iii)(1) shall not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment or delivery obligations under Section 2(a)(i) of the Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Yours faithfully,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By:
Authorized Signatory
Name:

Agreed and Accepted By:

RAYONIER TRS HOLDINGS INC.

By:
Name:
Title:

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority